                                  Exhibit 6(b)

                      SECOND AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of April 2, 2001, but effective as of March 30, 2001, is made by and between Analysts International Corporation, a Minnesota corporation (the "Borrower"), and Wells Fargo Bank, National Association, assignee of Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, National Association (the "Bank").

                                    Recitals

      The Borrower and the Bank have entered into a Credit Agreement dated as of January 31, 2000 as amended by a First Amendment to Credit Agreement dated as of December 12, 2000 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

      The Borrower has requested a waiver of defaults and that certain amendments be made to the Credit Agreement, which the Bank is willing to make pursuant to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

            "'Cash Flow Leverage' means as of each Covenant Computation Date, the ratio of (A) total Funded Debt as of that Covenant Computation Date to
      (B) EBITDA during the Covenant Computation Period then ending, plus Restructuring Charges, if any, during the Covenant Computation Period then ending, plus Investment Banking Charges, if any, during the Covenant Computation Period then ending; in each case determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP."

            "'Consolidated Net Income' means for any period the net income (or loss) of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP after excluding (i) any equity interest of the Borrower on the unremitted earnings of any corporation not a Subsidiary; (ii) net income or loss of any Subsidiary for any period prior to the date it became a Subsidiary; (iii) net income or loss of any corporation (other than a Subsidiary) merged into or consolidated with the Borrower or a Subsidiary for any period prior to the date of such merger or consolidation; (iv) any net gain or loss (net of applicable tax effect) realized in the disposition of capital assets other than in the ordinary course of business; (v) extraordinary gains or losses; (vi) any net income resulting from any reappraisal, revaluation or write-up of assets; (vii) proceeds of any property insurance policy; and
      (viii) reversal of any contingency reserves not created during the period."

            "'Consolidated Net Worth' means, at any time (A) the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of the Subsidiaries, minus (B) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP."

            "'Covenant Computation Date' means the last day of each month of any fiscal year of the Borrower."

            "'Current Ratio' means at any time the ratio of (A) the consolidated current assets of the Borrower and its Subsidiaries determined in accordance with GAAP to (B) the consolidated current liabilities of the Borrower and its Subsidiaries (including the current portion of Funded
      Debt) determined in accordance with GAAP."

            "'Debt Service Coverage Ratio' means (i) as of the Covenant Computation Dates for March 2001 through December 2001, the ratio of (A) without duplication, EBITDA during the year-to-date period ending on such Covenant Computation Date, plus Rental Expense during the year-to-date period ending on such Covenant Computation Date, plus Investment Banking Charges, if any, during the year-to-date period ending on such Covenant Computation Date, less Capital Expenditures, taxes and Restricted Payments during the year-to-date period ending on such Covenant Computation Date to
      (B) without duplication, the applicable Debt Service Requirements plus Rental Expense during the year-to-date period ending on such Covenant Computation Date; and (ii) as of all Covenant Computation Dates thereafter, the ratio of (A) without duplication, EBITDA during the Covenant Computation Period then ending, plus Rental Expense during the Covenant Computation Period then ending, plus Investment Banking Charges, if any, during the Covenant Computation Period then ending, less Capital Expenditures, taxes and Restricted Payments during the Covenant Computation Period then ending to (B) without duplication, the applicable Debt Service Requirements plus Rental Expense during that Covenant Computation Period then ending; in each case determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP."

            "'Debt Service Requirements' means (i) as of the Covenant Computation Dates for March 2001 through December 2001, the sum of (A) the sum of all payments of principal required to be paid by the Borrower or any Subsidiary with respect to any indebtedness owing by the Borrower or any Subsidiary to the Note Purchasers due on or before December 31, 2001, which, for purposes of this definition of `Debt Service Requirements' will be amortized in equal monthly installments from January 1, 2001 through December 31, 2001 with respect to the year-to-date period ending on such Covenant Computation Date, plus (B) the sum of all payments of principal and interest paid by the Borrower or any Subsidiary during the year-to-date period ending on such Covenant Computation Date on any Funded Debt (to the extent not covered by (A) above) in accordance with the terms of the instruments evidencing such Funded Debt; and (ii) as of all Covenant Computation Dates thereafter, the sum of (A) all payments of principal which are required to be paid by the Borrower or any Subsidiary during the immediately succeeding Covenant Computation Period on any Funded Debt in accordance with the terms of the instruments evidencing such Funded Debt, plus (B) all payments of interest which are required to be paid by the Borrower or any Subsidiary during the immediately preceding Covenant Computation Period on any Funded Debt in accordance with the terms of the instruments evidencing such Funded Debt."

            "'Facility Amount' means $30,000,000 which shall be reduced to $25,000,000 upon the completed sale and leaseback of the Borrower's headquarters property, unless said amount is reduced pursuant to Section 2.8, in which event it means the amount to which said amount is reduced."

            "'Intercreditor Agreement' means that certain intercreditor agreement entered into by and among the Note Purchasers, the Bank and the Borrower."

            "'Investment Banking Charges' shall mean not more than $525,000 of one-time investment banking fees paid to U.S. Bancorp Piper Jaffray, Inc. and recognized by the Borrower and its Subsidiaries on a consolidated basis during the period from January 1, 2001 through April 30, 2001."

            "'Level Status' means Level I, Level II, Level III or Level IV, each as defined in Exhibit A and determined pursuant to Section 2.3(e) and Exhibit A."

            "'Note Purchasers' mean those certain note purchasers listed and more particularly described in Schedule A to the Note Purchase Agreement."

            "'Rental Expense' means, with respect to any period, actual rent payments under operating and capital leases for such periods (including capitalized interest and the interest component of capitalized leases)."

            "'Restructuring Charges' shall mean not more than $13,000,000 in one-time restructuring and related charges that were recognized by the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2000."

2. Margins. Section 2.3(e) of the Credit Agreement is hereby amended by replacing the term "Level III" with the term "Level IV."

3. Financial Statements. Section 5.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "(b) As soon as available and in any event within 45 days after the end of each month of any fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such month and for the year-to-date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in previous years, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audits."

4. Cash Flow Leverage Ratio. Section 5.8 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Section 5.8 Cash Flow Leverage Ratio. The Borrower will maintain at all times its Cash Flow Leverage Ratio, determined as of each Covenant Computation Date set forth below, at a ratio less than the ratio set forth opposite such Covenant Computation Date:

      Covenant Computation Date                   Cash Flow Leverage Ratio
      --------------------------------            ------------------------
      March 31, 2001                              2.25 to 1.00
      April 30, 2001                              2.25 to 1.00
      May 31, 2001                                2.25 to 1.00
      June 30, 2001                               2.00 to 1.00
      July 31, 2001                               2.00 to 1.00
      August 31, 2001                             2.00 to 1.00
      Each Covenant Computation                   1.00"
      Date Thereafter

5. Debt Service Coverage Ratio. Section 5.9 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Section 5.9 Debt Service Coverage Ratio. The Borrower will at all times maintain its Debt Service Coverage Ratio, determined as of each Covenant Computation Date set forth below, at a ratio greater than the ratio set forth opposite such Covenant Computation Date:

            Covenant Computation Date          Debt Service Coverage Ratio
            -------------------------          ---------------------------
            March 31, 2001                     1.10 to 1.00
            April 30, 2001                     1.10 to 1.00
            May 31, 2001                       1.10 to 1.00
            June 30, 2001                      1.30 to 1.00
            July 31, 2001                      1.30 to 1.00
            August 31, 2001                    1.30 to 1.00
            Each Covenant Computation          1.50 to 1.00"
            Date Thereafter

6. Capitalization Ratio. Section 5.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Section 5.10 Capitalization. The Borrower will at all times maintain its Capitalization Ratio, determined as of each Covenant Computation Date set forth below, at a ratio less than the ratio set forth opposite such Covenant Computation Date:

      Covenant Computation Date                          Capitalization Ratio
      -----------------------------------------          --------------------
      March 31, 2001                                     0.325 to 1.00
      April 30, 2001                                     0.325 to 1.00
      May 31, 2001                                       0.325 to 1.00
      Each Covenant Computation Date Thereafter          0.30 to 1.00"

7. Current Ratio; Consolidated Net Worth. The following new Sections 5.11 and
5.12 are hereby added to the Credit Agreement immediately following Section 5.10 of the Credit Agreement:

            "Section 5.11 Current Ratio. The Borrower will at all times maintain its Current Ratio, determined as of each Covenant Computation Date set forth below, at a ratio greater than the ratio set forth opposite such Covenant Computation Date:

            Covenant Computation Date          Current Ratio
            -------------------------          -------------
            March 31, 2001                     1.50 to 1.00
            April 30, 2001                     1.50 to 1.00
            May 31, 2001                       1.50 to 1.00
            June 30, 2001                      1.50 to 1.00
            July 31, 2001                      1.50 to 1.00
            August 31, 2001                    1.50 to 1.00
            September 30, 2001                 1.50 to 1.00
            October 31, 2001                   1.50 to 1.00
            November 30, 2001                  1.50 to 1.00
            Each Covenant Computation          1.75 to 1.00"
            Date Thereafter

            "Section 5.12 Consolidated Net Worth. The Borrower will at all times maintain its Consolidated Net Worth, determined as of each Covenant Computation Date, of at least the sum of (a) $74,261,000 plus (b) 50% of the Borrower's cumulative Consolidated Net Income, but, in each case, only if Consolidated Net Income is a positive number, for each completed fiscal quarter beginning the fiscal quarter ended December 31, 1998."

8. Restricted Payments. Section 6.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "Section 6.5 Restricted Payments. The Borrower shall not make any Restricted Payments, except that the foregoing shall not prohibit (a) the payment of any dividend on the Borrower's common stock not to exceed $6,000,000 in any twelve month period or (b) the Borrower from repurchasing, on a dollar-for-dollar basis, its common stock for the purpose of offsetting any 401(k) and/or stock option issuances of its common stock."

9. Consent to Sale and Leaseback and Waiver of Compliance. The Borrower has requested that the Bank consent to the sale and leaseback of its headquarters property located in Edina, Minnesota. The Bank hereby grants such consent and waives the restrictions of Section 6.9 of the Credit Agreement upon the following conditions: (A) the sale must be completed by no later than June 15, 2001; (B) the sale must generate a minimum of $18 million in net proceeds; and
(C) all of these net proceeds
must be applied to the acquisition of assets or the prepayment of the Senior Notes and other Funded Indebtedness (as such terms are defined in the Note Purchase Agreement) of the Borrower then outstanding, pro rata, based upon the outstanding principal amount thereof, with the remainder of such net proceeds applied to reduce the outstanding principal balance of the

Note. This consent and waiver shall be effective only in this specific instance and it shall not entitle the Borrower to any other or further consent or waiver in any similar or other circumstances.

10. Collateral Audit. The Borrower understands that the Bank will conduct a collateral audit of the Borrower's accounts receivables on or before April 30, 2001. The Borrower acknowledges that it is required to permit the Bank to conduct such collateral audit in accordance with Section 5.2 of the Credit Agreement. The Borrower agrees to pay to the Bank all reasonable fees charged by the Bank in connection with this collateral audit in accordance with Section 2.6(c) of the Credit Agreement.

11. Grant of Security Interest; Intercreditor Agreement. On or before April 30, 2001, the Borrower shall (A) deliver a security agreement and the necessary financing statements to the Bank granting the Bank a first priority perfected security interest in the Borrower's accounts receivables, and (B) enter into the Intercreditor Agreement by and among the Bank, the Borrower and the Note Purchasers, in each case on such terms and conditions as the Bank may require. The Borrower's failure to fulfill either or both of these obligations shall constitute a Default under the Credit Agreement.

12. New Pricing Grid. Exhibit A to the Credit Agreement is hereby amended in its entirety and replaced with Exhibit A to this Amendment.

13. New Compliance Certificate. Exhibit C to the Credit Agreement is hereby amended in its entirety and replaced with Exhibit B to this Amendment.

14. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

15. Waiver of Defaults. The Borrower is in default of the following provisions of the Credit Agreement (collectively, the "Defaults"):

-------------------------------------------------------------------------------------------------------
Section/Covenant                     Period/Date         Required                      Actual
-------------------------------------------------------------------------------------------------------
5.8 Cash Flow Leverage Ratio         12/31/00            Not more than 2.00 to 1.00    7.93 to 1.00
-------------------------------------------------------------------------------------------------------
5.9 Debt Service Coverage Ratio      12/31/00            Not less than 1.50 to 1.00    -0.65 to 1.00
-------------------------------------------------------------------------------------------------------
5.11 Capitalization Ratio            12/31/00            Not more than 0.30 to 1.00    In excess of
                                                                                       0.30 to 1.00
-------------------------------------------------------------------------------------------------------

Upon the terms and subject to the conditions set forth in this Amendment, the Bank hereby waives the Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

16. Waiver and Amendment Fee. In consideration of the Bank's entering into this Amendment and waiving the Defaults as contained herein, the Borrower shall pay to the Bank, on or before March 30, 2001, a waiver and amendment fee in the amount of $30,000. Such fee shall be deemed fully earned by the Bank's execution and delivery of this Amendment.

17. Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 15 hereof, shall be effective when the Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Bank in its sole discretion:

                  (a) Payment of the fee described in Paragraph 16.

                  (b) Such other matters as the Bank may require.

18. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

            (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

            (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

            (c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

19. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

20. No Other Waiver. Except as set forth in Paragraph 15 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under the Loan Documents or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this Amendment.

21. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

22. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Bank for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Bank may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 16 hereof.

23. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION     ANALYSTS INTERNATIONAL CORPORATION


By _________________________________       By _________________________________

   _________________________________          _________________________________

  Its_______________________________         Its_______________________________

                                                   Exhibit A to Second Amendment
                                                             to Credit Agreement

                                  Pricing Grid

----------------------------------------------------------------------------------------------------------------
                    Summary Criteria (Cash
Level               Flow Leverage Ratio)         LIBOR Margin         Base Rate Margin      Unused Fee
----------------------------------------------------------------------------------------------------------------
I                   less than 1.00 to 1.00       1.25%                0.00%                 0.250%
----------------------------------------------------------------------------------------------------------------
II                  greater than or equal to     1.50%                0.00%                 0.300%
                    1.00 to 1.00 but less than
                    1.50 to 1.00
----------------------------------------------------------------------------------------------------------------
III                 greater than or equal to     1.75%                0.00%                 0.350%
                    1.50 to 1.00 but less than
                    2.00 to 1.00
----------------------------------------------------------------------------------------------------------------
IV                  greater than or equal to     2.00%                0.25%                 0.375%
                    2.00 to 1.00
----------------------------------------------------------------------------------------------------------------

"Level I Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is less than 1.00 to 1.00.

"Level II Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is 1.00 to 1.00 or greater, but less than 1.50 to 1.00.

"Level III Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is 1.50 to 1.00 or greater, but less than 2.00 to 1.00.

"Level IV Status" exists if, as of the date of determination, the Cash Flow Leverage Ratio of the Borrower is 2.00 to 1.00 or greater.

                                                   Exhibit B to Second Amendment
                                                             to Credit Agreement

                             COMPLIANCE CERTIFICATE

                                                        __________________, 2001

Wells Fargo Bank National Association
7900 Xerxes Avenue South, Suite 160
Bloomington, Minnesota 55431-2206
Attention: Richard G. Trembley

                             Compliance Certificate

Ladies and Gentlemen:

            Reference is made to the Credit Agreement dated as of January 31, 2000, as amended by a First Amendment to Credit Agreement dated as of December 12, 2000, and a Second Amendment to Credit Agreement dated as of March 30, 2001, but effective as of April 2, 2001 (as so amended, the "Credit Agreement"), entered into between Wells Fargo Bank, National Association, a national banking association and Analysts International Corporation, a Minnesota corporation (the "Borrower").

            All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

            This is a Compliance Certificate submitted in connection with the Borrower's financial statements (the "Statements") as of and for ______________, 200_ (the "Reporting Date").

            I hereby certify to you as follows:

      1. I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

      2. The Statements, and the computations below, have been prepared in accordance with GAAP.

      3. If the Reporting Date is a Covenant Computation Date, the following computations set forth the Borrower's compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Reporting Date:

Section 5.8 Cash Flow Leverage Ratio
Total Funded Debt (a)        $___________
EBITDA (b)                   $___________
Restructuring Charges (c)    $___________
Investment Banking
  Charges (d)                $___________
Cash Flow Leverage Ratio = a/(b+c+d) for March 31, 2001 through November 30, 2001 Cash Flow Leverage Ratio = a/b thereafter

A. Pursuant to Section 5.8 of the Credit Agreement, as of the Reporting Date, the Borrower's Cash Flow Leverage Ratio was _____ to 1.00 which |_| satisfies |_| does not satisfy the requirement that such ratio be less than ______ to 1.00 on the Reporting Date as set forth in the table below:

      Covenant Computation Date                        Cash Flow Leverage Ratio
      -----------------------------------------        ------------------------
      March 31, 2001                                   2.25 to 1.00
      April 30, 2001                                   2.25 to 1.00
      May 31, 2001                                     2.25 to 1.00
      June 30, 2001                                    2.00 to 1.00
      July 31, 2001                                    2.00 to 1.00
      August 31, 2001                                  2.00 to 1.00
      Each Covenant Computation Date Thereafter        1.75 to 1.00

Section 5.9 Debt Service Coverage Ratio

EBITDA                             $___________
+ Rental Expense                   $___________
+ Investment Banking Charges       $___________
- Capital Expenditures             $___________
- Taxes                            $___________
- Restricted Payments              $___________
= Debt Service Cash Flow (a)       $___________

Debt Service Requirement
Principal Payments                 $___________
+ Interest Payments                $___________
+ Rental Expense                   $___________
=Total Debt Service
     Requirements (b)              $___________
Debt Service Coverage Ratio = a/b

B. Pursuant to Section 5.9 of the Credit Agreement, as of the Reporting Date, the Borrower's Debt Service Coverage Ratio was _____ to 1.00 which |_| satisfies |_| does not satisfy the requirement that such ratio be greater than ______ to 1.00 on the Reporting Date as set forth in the table below:

      Covenant Computation Date                      Debt Service Coverage Ratio
      -----------------------------------------      ---------------------------
      March 31, 2001                                 1.10 to 1.00
      April 30, 2001                                 1.10 to 1.00
      May 31, 2001                                   1.10 to 1.00
      June 30, 2001                                  1.30 to 1.00
      July 31, 2001                                  1.30 to 1.00
      August 31, 2001                                1.30 to 1.00
      Each Covenant Computation Date Thereafter      1.50 to 1.00

Section 5.10 Capitalization Ratio

Total Funded Debt (a)           $___________
Total Funded Debt (b)           $___________
Net Worth (c)                   $___________
Capitalization Ratio = a/(b+c)

C. Pursuant to Section 5.10 of the Credit Agreement, as of the Reporting Date, the Borrower's Capitalization Ratio was _____ to 1.00 which |_| satisfies |_| does not satisfy the requirement that such ratio be less than ______ to 1.00 on the Reporting Date as set forth in the table below:

      Covenant Computation Date                          Capitalization Ratio
      -----------------------------------------          --------------------
      March 31, 2001                                     0.325 to 1.00
      April 30, 2001                                     0.325 to 1.00
      May 31, 2001                                       0.325 to 1.00
      Each Covenant Computation Date Thereafter          0.30 to 1.00

Section 5.11 Current Ratio

Current Assets (a)              $___________
Current Liabilities (b)         $___________
Current Ratio = a/b

D. Pursuant to Section 5.11 of the Credit Agreement, as of the Reporting Date, the Borrower's Current Ratio was _____ to 1.00 which |_| satisfies |_| does not satisfy the requirement that such ratio be greater than ______ to 1.00 on the Reporting Date as set forth in the table below:

      Covenant Computation Date                          Current Ratio
      -----------------------------------------          -------------
      March 31, 2001                                     1.50 to 1.00
      April 30, 2001                                     1.50 to 1.00
      May 31, 2001                                       1.50 to 1.00
      June 30, 2001                                      1.50 to 1.00
      July 31, 2001                                      1.50 to 1.00
      August 31, 2001                                    1.50 to 1.00
      September 30, 2001                                 1.50 to 1.00
      October 31, 2001                                   1.50 to 1.00
      November 30, 2001                                  1.50 to 1.00
      Each Covenant Computation Date Thereafter          1.75 to 1.00

Section 5.12 Consolidated Net Worth

Total Assets (a)                $___________
Total Liabilities (b)           $___________
Consolidated Net Worth: a-b

E. Pursuant to Section 5.12 of the Credit Agreement, as of the Reporting Date, the Borrower's Consolidated Net Worth was $__________________, which |_| satisfies |_| does not satisfy the requirement that such net worth be at least $74,261,000 plus 50% of its cumulative Net Income.

Section 6.12 Capital Expenditures

E. Pursuant to Section 6.12 of the Credit Agreement, for the twelve month period ending on the Reporting Date, the Borrower and any Subsidiary has expended or contracted to expend for Capital Expenditures, $___________________ in the aggregate which |_| satisfies |_| does not satisfy the requirement that such expenditures be less than $5,000,000 for any consecutive twelve month period.

            Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

      4. I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

                                       Very truly yours,

                                       ANALYSTS INTERNATIONAL CORPORATION


                                       By ______________________________________
                                         Its  __________________________________